As filed with the Securities and Exchange Commission on February 1, 2019
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 1, 2019
______________________

OPPENHEIMER HOLDINGS INC.
(Exact name of registrant as specified in its charter)
_____________________

Commission File Number 1-12043

Delaware	98-0080034
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
85 Broad Street
New York, New York 10004
(Address of principal executive offices) (Zip Code)
(212) 668-8000
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

ITEM 2.02. Results of Operations and Financial Condition.

(a)On February 1, 2019, Oppenheimer Holdings Inc. (the “Company”) issued a press release announcing its fourth quarter and full year 2018 earnings. A copy of the February 1, 2019 press release is furnished as Exhibit 99.1 to this Report and is incorporated herein by reference.

The information contained in this Item 2.02 and the related exhibit attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or such exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 2.02 or any exhibit related to this Item 2.02 on this Form 8-K shall not be deemed an admission as to the materiality of any information in the referenced items.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01. Financial Statements and Exhibits.

(d)Exhibits:

The following exhibit is furnished (not filed) with this Current Report on Form 8-K:

99.1 Oppenheimer Holdings Inc.'s Press Release dated February 1, 2019

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Oppenheimer Holdings Inc.

Date: February 1, 2019 By: /s/ Jeffrey J. Alfano --------------------------------- Jeffrey J. Alfano Chief Financial Officer (Duly Authorized Officer)

3

EXHIBIT INDEX

Exhibit Number	Description
99.1	Oppenheimer Holdings Inc.'s Press Release dated February 1, 2019

4

Exhibit 99.1

Oppenheimer Holdings Inc. Reports Fourth Quarter and Full Year 2018
Earnings and Announces Quarterly Dividend

New York, February 1, 2019 – Oppenheimer Holdings Inc. (NYSE: OPY) today reported net income of $8.3 million or $0.62 basic net income per share for the fourth quarter of 2018 compared with net income of $21.2 million or $1.61 basic net income per share for the fourth quarter of 2017. Income before income taxes was $15.6 million for the fourth quarter of 2018 compared with income before income taxes of $16.6 million for the fourth quarter of 2017.
For the year ended December 31, 2018, the Company reported net income of $28.9 million or $2.18 basic net income per share compared with net income of $22.8 million or $1.72 basic net income per share for the year ended December 31, 2017. Income before income taxes for the year ended December 31, 2018 was $44.9 million compared with income before income taxes of $19.7 million for the year ended December 31, 2017.

Summary Operating Results (Unaudited)
('000s)
	For the 3-Months Ended			For the Year Ended
	December 31,			December 31,
	2018	2017	% Change	2018	2017	% Change
Revenue	$243,254	$264,973	(8.2)	$958,154	$920,338	4.1
Expenses	227,671	248,403	(8.3)	913,301	900,602	1.4
Income Before Income Taxes from Continuing Operations	15,583	16,570	(6.0)	44,853	19,736	127.3
Income Taxes	7,316	(4,598)	(259.1)	15,977	(2,134)	(848.7)
Net Income from Continuing Operations	8,267	21,168	(60.9)	28,876	21,870	32.0
Net Income from Discontinued Operations	—	29	(100.0)	—	1,130	(100.0)
Net Income	8,267	21,197	(61.0)	28,876	23,000	25.5
Less Net Income (Loss) Attributable to Non-Controlling Interest	6	4	50.0	(16)	184	(108.7)
Net Income Attributable to Oppenheimer Holdings Inc.	$8,261	$21,193	(61.0)	$28,892	$22,816	26.6

During the fourth quarter of 2018, the major stock indexes in the U.S. posted their worst performance since the fourth quarter of 2008 as investor's concerns around a global economic slowdown, trade negotiations between the U.S. and China, future monetary policy, declining oil prices and, late in the quarter, a looming government shutdown, weighed on the markets. The S&P 500 decreased 14% for the fourth quarter of 2018 and was down 6.2% for the full year 2018. A sizable amount of the market's fourth quarter's losses came during an extremely volatile December. The Dow Jones Industrial Average and the S&P 500 recorded their worst December performance since 1931 and their biggest monthly loss since February 2009. The Federal Reserve raised short-term interest rates by 25 basis points in December 2018, the ninth 25 basis point increase since the Fed began raising rates in December 2015. Concerns around global economic growth, low inflation, and falling oil prices led to a significant decline in long-term interest rates during the fourth quarter of 2018. The 10-Year Treasury Yield decreased 36 basis points during the quarter to yield 2.69% at December 31st.

Albert G. Lowenthal, Chairman and CEO commented, "We are pleased with our results for 2018, reflecting a positive operating environment powered by rising interest rates and the benefit of tax reform. The increased volatility and slide in equity prices during the fourth quarter of 2018 negatively impacted operating results for the period. However, results for the period were bolstered by higher management fees from advisory programs, continued robust investment banking activity, and higher bank deposit sweep income. These were offset by low levels of transaction business in both our institutional and wealth management businesses as well as lower incentive fees from alternative investments, which are measured and earned at the end of each year based on equity market returns and were particularly strong in 2017, as well as higher legal and regulatory costs during the fourth quarter of 2018.

Spreads continued to widen on our interest rate sensitive assets which were bolstered by the December 2018 rate hike by the Federal Reserve. Despite a significant uptick in volatility during the fourth quarter of 2018, trading activity and transaction revenues continued to be pressured as a result of changing investor behavior. The recent significant declines in equity prices will adversely affect our fee-based revenues in the first quarter of 2019. Results for the fourth quarter of 2018 and throughout the year were positively impacted by significantly better results from investment banking fees and capital market activity. We are optimistic about the investment banking pipeline as we begin 2019. Finally, the decline in our stock price during the period led to a significant decrease in compensation costs related to share-based compensation plans for employees. Despite the sell-off in the overall equities markets during the fourth quarter of 2018, share prices are recovering and the economy continues to remain strong, as does our outlook for our business as we move into 2019."

Notable Items Impacting the Fourth Quarter Comparison (2018 vs. 2017)

The comparison of the after-tax results for the fourth quarter of 2018 to those of the fourth quarter of 2017 was significantly impacted by the following items, the sum of which reduced after-tax results by approximately $12.1 million from the fourth quarter 2017 to the fourth quarter 2018:

•
The Company recorded an after-tax benefit of $9.0 million, or $0.69 basic net income per share, during the fourth quarter of 2017 primarily related to re-measuring deferred tax assets and deferred tax liabilities as a result of the enactment of the Tax Cuts and Jobs Act ("TCJA") on December 22, 2017. There was no such after-tax adjustment made to the fourth quarter of 2018; however, the Company did benefit from a lower marginal tax rate (see Provision for Income Tax section below).

•
Incentive fees earned during the fourth quarter of 2017 totaled $27.3 million as a result of the return on assets under management from alternative investments exceeding certain benchmark returns over a 12-month period. By comparison, incentive fees earned during the fourth quarter of 2018 totaled $0.5 million due to the volatility and significant decline in the valuation of assets held by alternative investment funds sponsored by the Company during the fourth quarter of 2018.

•
The Company recorded compensation and related expenses of $7.6 million related to its stock appreciation rights plan ("OARs Plan") due to the price of its Class A Stock increasing from $17.35 at the end of the third quarter of 2017 to $26.80 at the end of the fourth quarter of 2017. During the fourth quarter of 2018, the Company recorded a credit to compensation and related expenses of $5.8 million related to its OARs Plan due to the price of its Class A Stock decreasing from $31.60 at the end of the third quarter of 2018 to $25.55 at the end of the fourth quarter of 2018.

Business Segment Results (Unaudited)
('000s)
	For the 3-Months Ended			For the Year Ended
	December 31,			December 31,
	2018	2017	% Change	2018	2017	% Change
Revenue
Private Client	$149,141	$167,684	(11.1)	$617,871	$592,753	4.2
Asset Management	18,476	32,649	(43.4)	71,696	89,896	(20.2)
Capital Markets	74,854	63,214	18.4	272,719	231,632	17.7
Corporate/Other	783	1,426	(45.1)	(4,132)	6,057	(168.2)
	243,254	264,973	(8.2)	958,154	920,338	4.1

Income (Loss) Before Income Taxes from Continuing Operations
Private Client	37,814	35,077	7.8	149,097	128,840	15.7
Asset Management	6,787	15,555	(56.4)	18,590	26,685	(30.3)
Capital Markets	(5,084)	(14,743)	65.5	(13,416)	(39,978)	66.4
Corporate/Other	(23,934)	(19,319)	(23.9)	(109,418)	(95,811)	(14.2)
	$15,583	$16,570	(6.0)	$44,853	$19,736	127.3

Private Client

Fourth Quarter
Private Client reported revenue of $149.1 million for the fourth quarter of 2018, 11.1% lower than the fourth quarter of 2017 due to lower incentive fees, lower commissions, and a decrease in the cash surrender value of Company-owned life insurance partially offset by higher management fees and higher bank deposit sweep income during the fourth quarter of 2018. However, income before income taxes was $37.8 million for the fourth quarter of 2018, an increase of 7.8% compared with the fourth quarter of 2017 due to the credit recorded to compensation and related expenses for the OARs Plan as discussed above partially offset by the foregoing revenue items as well as higher legal and regulatory costs during the fourth quarter of 2018.

•	Client assets under administration were $80.1 billion at December 31, 2018 compared with $86.9 billion at December 31, 2017, a decrease of 7.8%.

•
Financial adviser headcount was 1,073 at the end of the fourth quarter of 2018, down from 1,107 at the end of the fourth quarter of 2017. The decline in financial adviser headcount since the fourth quarter of 2017 has resulted from the Company's emphasis on adviser productivity.

•	Retail commissions were $48.4 million for the fourth quarter of 2018, a decrease of 8.0% from the fourth quarter of 2017.

•
Advisory fee revenue on traditional and alternative managed products was $63.0 million for the fourth quarter of 2018, a decrease of 12.2% from the fourth quarter of 2017 (see Asset Management below for further information). The decrease in advisory fees was due to a decrease in incentive fees earned from alternative investments partially offset by an increase in management fees from traditional products during the fourth quarter of 2018.

◦
Incentive fees from alternative investments were $0.4 million for the fourth quarter of 2018 compared with $17.7 million for the fourth quarter of 2017. Incentive fees allocated to this business segment are computed at the fiscal year-end of the underlying fund when the measurement period ends and generally are earned in the fourth quarter of the Company's fiscal year.

•
Bank deposit sweep income was $31.8 million for the fourth quarter of 2018, an increase of 33.6% compared with $23.8 million for the fourth quarter of 2017 due to higher short-term interest rates during the fourth quarter of 2018.

Full Year
Private Client reported revenue of $617.9 million for the year ended December 31, 2018, 4.2% higher than the year ended December 31, 2017 due to higher management fees, bank deposit sweep income, and margin revenue partially offset by decreases in incentive fees, commissions, and the cash surrender value of the Company-owned life insurance during the year ended December 31, 2018. Income before income taxes was $149.1 million for the year ended December 31, 2018, an increase of 15.7% compared with the year ended December 31, 2017 due to the foregoing partially offset by higher legal and regulatory costs during the year ended December 31, 2018.

•	Retail commissions were $196.7 million for the year ended December 31, 2018, a decrease of 3.2% from the year ended December 31, 2017.

•
Advisory fee revenue on traditional and alternative managed products was $243.5 million for the year ended December 31, 2018, an increase of 4.8% compared with the year ended December 31, 2017. The increase in advisory fees was due to the increase in management fees partially offset by a decrease in incentive fees earned from alternative investments.

•
Bank deposit sweep income was $116.1 million for the year ended December 31, 2018, an increase of 51.0% compared with $76.8 million for the year ended December 31, 2017 due to higher short-term interest rates during the year ended December 31, 2018.

Asset Management

Fourth Quarter
Asset Management reported revenue of $18.5 million for the fourth quarter of 2018, 43.4% lower than the fourth quarter of 2017 due to lower incentive fees and a change in the method of reporting alternative investment management fees earned through an investment adviser that was adopted during the first quarter of 2018. The decrease for the fourth quarter of 2018 was partially offset by higher management fees earned from traditional products. Income before income taxes was $6.8 million for the fourth quarter of 2018, a decrease of 56.4% compared with the fourth quarter of 2017 due to lower incentive fees partially offset by an increase in management fees in the fourth quarter of 2018.

•
Advisory fee revenue on traditional and alternative managed products was $18.3 million for the fourth quarter of 2018, a decrease of 43.4% from the fourth quarter of 2017 primarily due to lower incentive fees and the change in the method of reporting management fees from alternative investments referred to above partially offset by higher management fees from traditional products.

◦
Advisory fees are calculated based on the value of client assets under management ("AUM") at the end of the prior quarter which totaled $29.6 billion at September 30, 2018 ($27.2 billion at September 30, 2017) and are allocated between the Private Client and Asset Management business segments.

◦
Incentive fees earned from alternative investments were $0.1 million for the fourth quarter of 2018 compared with $9.6 million for the fourth quarter of 2017. Incentive fees allocated to this business segment are computed when the measurement period of the underlying fund ends and generally are earned in the fourth quarter of the Company's fiscal year.

•
AUM decreased 5.6% to $26.7 billion at December 31, 2018 compared with $28.3 billion at December 31, 2017, which is the basis for advisory fee billings for the first quarter of 2019. The decrease in AUM was comprised of asset depreciation of $2.2 billion and a positive net contribution of assets of $0.6 billion.

Full Year
Asset Management reported revenue of $71.7 million for the year ended December 31, 2018, 20.2% lower than the year ended December 31, 2017 due to lower incentive fees and a change in the method of reporting alternative investment management fees earned through an investment adviser that was adopted during the first quarter of 2018. The decrease for the year ended December 31, 2018 was partially offset by higher management fees from traditional products. Income before income taxes was $18.6 million for the year ended December 31, 2018, a decrease of 30.3% compared with the year ended December 31, 2017.

•
Advisory fee revenue on traditional and alternative managed products was $70.8 million for the year ended December 31, 2018, a decrease of 19.9% compared with the year ended December 31, 2017 primarily due to lower incentive fees and the change in the method of reporting management fees from alternative investments referred to above partially offset by higher management fees earned from traditional products during the year ended December 31, 2018.

Capital Markets

Fourth Quarter
Capital Markets reported revenue of $74.9 million for the fourth quarter of 2018, 18.4% higher than the fourth quarter of 2017 due to higher fees from mergers and acquisition activity and equities underwriting transactions during the fourth quarter of 2018. Loss before income taxes was $5.1 million for the fourth quarter of 2018, a decrease of 65.5% compared with a loss before income taxes of $14.7 million for the fourth quarter of 2017.

•
Institutional equities commissions increased 4.6% to $26.8 million for the fourth quarter of 2018 compared with the fourth quarter of 2017 due to higher levels of turnover in client portfolios and improved market penetration by the Company.

•
Advisory fees earned from investment banking activities increased 67% to $16.4 million for the fourth quarter of 2018 compared with $9.8 million for the fourth quarter of 2017 due to an increase in mergers and acquisitions activity during the fourth quarter of 2018.

•
Equities underwriting fees increased 49.7% to $8.8 million for the fourth quarter of 2018 compared with the fourth quarter of 2017 due to higher capital raising activity during the fourth quarter of 2018.

•
Revenue from Global Fixed Income decreased to $19.4 million during the fourth quarter of 2018 from $19.6 million during the fourth quarter of 2017 as higher trading income in taxable fixed income products was not sufficient enough to offset lower commissions and trading income in municipal securities during the fourth quarter of 2018.

Full Year
Capital Markets reported revenue of $272.7 million for the year ended December 31, 2018, 17.7% higher than the year ended December 31, 2017 due to higher fees from mergers and acquisitions activity and equities underwriting transactions partially offset by lower debt capital market transactions during the year ended December 31, 2018. Loss before income taxes was $13.4 million for the year ended December 31, 2018 compared with a loss before income taxes of $40.0 million for the year ended December 31, 2017. Results for this segment continue to be impacted by elevated compensation costs as the Company continues to re-position its business.

•
Institutional equities commissions increased 1.2% to $96.2 million for the year ended December 31, 2018 compared with the year ended December 31, 2017 due to higher client participation in the equities markets during the year ended December 31, 2018.

•
Advisory fees earned from investment banking activities increased 45.2% to $42.8 million for the year ended December 31, 2018 compared with the year ended December 31, 2017 due to an increase in mergers and acquisitions activity during the year ended December 31, 2018.

•
Equities underwriting fees increased 106.1% to $50.4 million for the year ended December 31, 2018 compared with the year ended December 31, 2017 due to increased capital raising activity during the year ended December 31, 2018.

•
Revenue from Global Fixed Income increased 1.2% to $74.5 million for the year ended December 31, 2018 compared with the year ended December 31, 2017 due to higher trading profits in government trading offset by lower institutional commissions and trading profits in municipal bonds during the year ended December 31, 2018.

Compensation and Related Expenses

Fourth Quarter
Compensation and related expenses totaled $149.4 million during the fourth quarter of 2018, a decrease of 13.9% compared with the fourth quarter of 2017. The decrease was due to lower production, share-based, and deferred compensation expenses partially offset by higher salaries and incentive compensation costs during the fourth quarter of 2018. Compensation and related expenses as a percentage of revenue was 61.4% during the fourth quarter of 2018 compared with 65.5% during the fourth quarter of 2017.

Full Year
Compensation and related expenses totaled $607.2 million during the year ended December 31, 2018, an increase of 0.8% compared with the year ended December 31, 2017. The increase was due to higher salaries, producer, and incentive compensation expenses partially offset by lower share-based and deferred compensation expenses during the year ended December 31, 2018. Compensation and related expenses as a percentage of revenue was 63.4% during the year ended December 31, 2018 compared with 65.4% during the year ended December 31, 2017.

Non-Compensation Expenses

Fourth Quarter
Non-compensation expenses were $78.3 million during the fourth quarter of 2018, an increase of 4.6% compared with $74.9 million during the fourth quarter of 2017 due primarily to higher legal and regulatory costs, interest costs, and communication and technology costs partially offset by lower external portfolio management costs during the fourth quarter of 2018.

Full Year
Non-compensation expenses were $306.1 million during the year ended December 31, 2018, an increase of 2.6% compared with $298.5 million during the year ended December 31, 2017 due primarily to higher interest costs, legal and regulatory costs, and communication and technology costs partially offset by lower external portfolio manager costs during the year ended December 31, 2018 and the charge of $6.4 million associated with the settlement with the Israeli VAT Authority in the first quarter of 2017.

Provision for Income Taxes

Fourth Quarter
The effective income tax rate from continuing operations for the fourth quarter of 2018 was 46.9% compared with 27.7% (benefit) for the fourth quarter of 2017. The elevated effective tax rate for the fourth quarter of 2018 is primarily due to the establishment of a valuation allowance for the deferred tax asset related to net operating losses of the Company's operations in Europe. The effective rate on the tax benefit for the fourth quarter of 2017 was due to the enactment of the TCJA in December 2017 which resulted in a net discrete after-tax benefit of $9.0 million in the fourth quarter of 2017. The net discrete after-tax benefit was comprised of a benefit of $29.0 million related to the re-measurement of deferred tax liabilities offset by a detriment of $19.6 million related to the re-measurement of deferred tax assets as well as a detriment of $0.4 million related to miscellaneous non-deductible items.

Full Year
The effective income tax rate from continuing operations for the year ended December 31, 2018 was 35.6% compared with 10.8% (benefit) for the year ended December 31, 2017. The effective tax rate for the year ended December 31, 2018 benefited due to the Federal tax rate of 21% (versus 35% in prior years) as a result of the enactment of the TCJA in December 2017 offset by a detriment from the establishment of a valuation allowance for the deferred tax asset related to net operating losses of the Company's operations in Europe as well as larger non-deductible expenses related to items such as entertainment, fringe benefits, regulatory fines and penalties, and limitations around the deductibility of executive compensation under the TCJA. The effective income tax rate for the year ended December 31, 2017 was positively impacted by the estimated impact of the TCJA which resulted in a net discrete after-tax benefit of $9.0 million as discussed above in the Provision for Income Taxes for the fourth quarter of 2017.

Balance Sheet and Liquidity

•	At December 31, 2018, total equity was $545.3 million compared with $523.9 million at December 31, 2017.

•	At December 31, 2018, book value per share was $41.81 (compared with $39.55 at December 31, 2017) and tangible book value per share was $28.78 (compared with $26.74 at December 31, 2017).

•
During the year ended December 31, 2018, the Company realized liquidity on its auction rate securities ("ARS") owned of $66.1 million through ARS issuer redemptions and tender offers, net of additional client buybacks.

•
The Company's level 3 assets, primarily ARS, were $21.8 million at December 31, 2018 (compared with $87.6 million at December 31, 2017). The decline in level 3 assets was primarily driven by issuer redemptions and tender offers of ARS during the year ended December 31, 2018.

Dividend Announcement

The Company today announced a quarterly dividend in the amount of $0.11 per share payable on February 28, 2019 to holders of Class A non-voting and Class B voting common stock of record on February 15, 2019.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that provides a wide range of financial services including retail securities brokerage, institutional sales and trading, investment banking (both corporate and public finance), research, market-making, trust, and investment management. With roots tracing back to 1881, the firm is headquartered in New York and has 92 retail branch offices in the United States and has institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form10-K for the year ended December 31, 2017.

Oppenheimer Holdings Inc.
Consolidated Income Statement (Unaudited)
('000s, except Per Share Amounts)
	For the 3-Months Ended			For the Year Ended
	December 31,			December 31,
	2018	2017 (1)	% Change	2018	2017 (1)	% Change
REVENUE
Commissions	$83,733	$88,416	(5.3)	$329,668	$336,620	(2.1)
Advisory fees	81,377	104,225	(21.9)	314,349	320,746	(2.0)
Investment banking	30,911	20,868	48.1	115,353	78,215	47.5
Bank deposit sweep income	31,849	23,847	33.6	116,052	76,839	51.0
Interest	13,798	12,152	13.5	52,484	48,498	8.2
Principal transactions, net	5,351	7,463	(28.3)	14,461	23,273	(37.9)
Other	(3,765)	8,002	(147.1)	15,787	36,147	(56.3)
Total revenue	243,254	264,973	(8.2)	958,154	920,338	4.1
EXPENSES
Compensation and related expenses	149,371	173,513	(13.9)	607,192	602,138	0.8
Communications and technology	19,192	18,092	6.1	74,479	71,978	3.5
Occupancy and equipment costs	15,736	15,443	1.9	61,171	61,164	—
Clearing and exchange fees	5,731	6,153	(6.9)	22,985	23,545	(2.4)
Interest	13,609	9,644	41.1	46,396	28,354	63.6
Other	24,032	25,558	(6.0)	101,078	113,423	(10.9)
Total expenses	227,671	248,403	(8.3)	913,301	900,602	1.4
Income before income taxes from continuing operations	15,583	16,570	(6.0)	44,853	19,736	127.3
Income taxes	7,316	(4,598)	(259.1)	15,977	(2,134)	(848.7)
Net income from continuing operations	8,267	21,168	(60.9)	28,876	21,870	32.0

Discontinued operations
Income from discontinued operations	—	237	(100.0)	—	2,071	(100.0)
Income taxes	—	208	(100.0)	—	941	(100.0)
Net income from discontinued operations	—	29	(100.0)	—	1,130	(100.0)

Net income	8,267	21,197	(61.0)	28,876	23,000	25.5
Less net income (loss) attributable to non-controlling interest, net of tax	6	4	50.0	(16)	184	(108.7)
Net income attributable to Oppenheimer Holdings Inc.	$8,261	$21,193	(61.0)	$28,892	$22,816	26.6

Basic net income per share attributable to Oppenheimer Holdings Inc.
Continuing operations	$0.62	$1.61	(61.5)	$2.18	$1.65	32.1
Discontinued operations	—	—	—	—	0.07	(100.0)
Net income per share	$0.62	$1.61	(61.5)	$2.18	$1.72	26.7
Diluted net income per share attributable to Oppenheimer Holdings Inc.
Continuing operations	$0.59	$1.54	(61.7)	$2.05	$1.60	28.1
Discontinued operations	—	—	—	—	0.07	(100.0)
Net income per share	$0.59	$1.54	(61.7)	$2.05	$1.67	22.8
Weighted Average Number of Common Shares Outstanding
Basic	13,238	13,116	0.9	13,249	13,246	—
Diluted	14,118	13,747	2.7	14,061	13,673	2.8

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.